EXBIHIT I

Circle of Wealth III, LLC

RESCISSION OFFER ACCEPTANCE FORM

YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER.

IF YOU WISH TO ACCEPT or REJECT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY 5:00 P.M., PACIFIC TIME, ON _________________, 2023 (THE “EXPIRATION DATE”), PURSUANT TO THE INSTRUCTIONS BELOW.

Ladies and Gentlemen:

This notice is being sent to you pursuant to RCW 21.20.430 (4) (b). The securities that were sold to you were not issued in compliance with federal securities law and the Securities Act of Washington.

On the basis of the above, Circle of Wealth III, LLC, an Idaho limited liability company (the “Company”) has determined that it is necessary to, and does hereby offer to rescind the offer and sale of the Company’s membership interest (the “Interests”) sold to you; to release you from all contractual obligations that the Company required you to undertake in order to effectuate this sale; and to refund to you the full amount paid for the Interests plus interest at the rate of 8% per annum, minus income you have received from the Interests. Payment will be made within seven days of receipt of this form.

Should you decide to accept this offer of rescission, please sign and return this letter indicating your acceptance. Upon receipt of your acceptance, the Company will promptly release you from all contractual obligations as described above. If you decide to decline this offer of rescission, please so indicate below, sign and return this letter.

This offer shall remain open for 30 days from the date you receive this letter. During such time, you may either accept or reject this offer. Unless you respond to this offer within the 30-day period, any right to sue with respect to the Company’s failure to disclose the Consent Order in the Company’s offering circular will be extinguished.

CHECK ONLY ONE:

●	I accept this Rescission Offer and release the Company from all contractual obligations upon payment in full of the price I paid for the Interests and applicable interest minus income received to date.

●	I decline this offer and ratify and reaffirm my purchase of the Interests.

Member’s Signature

Print or Type Name

Address

Member’s Social Security or Taxpayer Identification Number

Telephone Number & Email Address